UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material under Section 240.14a-12

Arlington Asset Investment Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Beginning on April 26, 2016, Arlington Asset Investment Corp. (the “Company”) is mailing a letter from the Company’s board of directors to the Company’s shareholders. A complete copy of the letter is included on the following pages.

YOUR VOTE IS IMPORTANT

VOTE “FOR” ALL OF THE ARLINGTON BOARD NOMINEES ON THE WHITE PROXY CARD TODAY

April 26, 2016

Dear Fellow Arlington Shareholder:

Arlington Asset Investment is executing on a consistent and clearly articulated strategy that continues to deliver value across multiple cycles. Since we began focusing exclusively on this investment strategy in June 2009, Arlington has delivered an approximately 300% total return to shareholders, and the Company has paid dividends to shareholders over 25 consecutive quarters totaling $19.40 per share.[1] In fact, Arlington was one of the few companies in its industry to successfully navigate the financial crisis and preserve and build value for its shareholders.

Your Board of Directors is committed to advancing your interests. Today, Arlington and the rest of the residential mortgage investment industry are once again facing an unpredictable interest rate and economic environment. While these recent challenges have resulted in volatility in our stock price, your Board and management team continue to be focused on delivering stable returns on our investment portfolio and attractive dividends to our shareholders. We are pursuing multiple paths to drive these results and enhance value for our shareholders, including careful investment selection, protecting our long-term capital against a rise in interest rates and maintaining low operating expenses.

At the 2016 Annual Meeting of Shareholders scheduled for June 9, 2016, the Arlington Board recommends that you protect the value of your investment in Arlington by voting the enclosed WHITE proxy card today FOR all eight of the highly qualified and experienced nominees to the Arlington Board: Eric F. Billings, J. Rock Tonkel, Jr., Daniel J. Altobello, Daniel E. Berce, David W. Faeder, Peter A. Gallagher, Ralph S. Michael, III and Anthony P. Nader, III.

ARLINGTON’S BOARD AND MANAGEMENT TEAM HAVE A PROVEN RECORD OF

DELIVERING VALUE ACROSS MARKET CYCLES

YOUR BOARD’S INTERESTS ARE ALIGNED WITH ALL SHAREHOLDERS

Arlington has delivered long-term shareholder value throughout unstable interest rate and economic environments, including:

•	Paying shareholders a stable dividend at a yield of 10% or higher every quarter for the past five years.
•	Distributing aggregate dividends of approximately $298 million, or $19.40 per share, since June 2009.[1]
•	Providing total shareholder returns of approximately 300% since June 2009.

Arlington has a proven track record of investing in high quality, liquid residential mortgage-backed securities (“MBS”) that generate superior returns.

•	Management team highly skilled in underwriting investments in credit sensitive private-label residential MBS, delivering an unlevered annualized return of over 24% on all investments since June 2009.
•	Experienced in selecting investments in interest rate sensitive agency residential MBS, producing investment yields that are among the highest of our peers.

Arlington employs a prudent hedging strategy that is best situated to protect long-term shareholder capital through multiple cycles, and your company is well-positioned for a rise in interest rates.

•	Our hedging strategy protects the long-term income stream that supports the dividend.
•	Without the interest rate hedges that Arlington employs, in a rising interest rate environment we would experience both a substantial decline in shareholder capital and higher future funding costs.

Our internally managed structure and incentive compensation align shareholder and management interests.

•	In 2015, we were able to reduce our expenses by 22% over the past year – to one of the lowest expense ratios among our peers.
•	Our management team’s long-term incentive compensation is entirely based on delivering shareholder returns – management does not earn any long-term compensation if they do not deliver returns to our shareholders.
•	Our internally managed structure eliminates conflicts of interest inherent with similar externally managed funds and avoids the payment of fees to external advisors regardless of performance, which is a common and expensive practice in our industry.

YOUR BOARD IS EXPERIENCED, QUALIFIED AND ACTIVELY ENGAGED IN

OVERSEEING ARLINGTON’S STRATEGY TO CREATE VALUE

Arlington’s annually-elected Board is composed of eight highly-qualified directors, all of whom have relevant industry experience and significant financial expertise. Every member of your Board has a deep understanding of the residential mortgage investment industry. Your Board also has members with public company experience, and includes proven professionals and leaders with backgrounds in real estate, specialty finance, asset and investment management, and investment banking.

Furthermore, your Board actively engages with Arlington’s experienced management team, providing accountability and expert oversight in all key aspects of the business. Half of the independent directors have been added in the last five years, providing the Board with the right balance of fresh and diverse perspectives in the oversight of your company.

Arlington has the right Board and the right strategy to continue creating value for all shareholders.
Vote the WHITE proxy card today to ensure your Board can continue the work that is underway.

A NEW YORK CITY-BASED HEDGE FUND IS TRYING TO TAKE CONTROL OF YOUR BOARD

As you may know, Imation Corp. and the New York City-based hedge fund, Clinton Group, Inc. (collectively, the “Imation Group”), have nominated a slate of five individuals to stand for election at the Company’s 2016 Annual Meeting. If successful, the Imation Group’s nominees would seize control of your Board and of Arlington, which we believe would put the value of your investment at significant risk.

THE IMATION GROUP – A SHORT-TERM INVESTOR IN YOUR COMPANY –

HAS NO KNOWN PLAN FOR ARLINGTON AND VERY LITTLE OWNERSHIP

The Imation Group collectively owns only 11,000 shares of Arlington stock – or less than 0.05% of the Company’s shares – all of which were acquired in March 2016, right before the deadline to nominate directors to the Arlington Board. Conversely, your Board collectively owns more than 667,000 shares of Arlington common stock.[2]

Despite its token investment, the Imation Group continues to proceed with its opportunistic campaign to gain control of your company. The Imation Group took this drastic action without engaging in any dialogue with Arlington, and to date has not provided any information about its plan, if any, to deliver meaningful value to all Arlington shareholders.

THE IMATION GROUP APPEARS INTERESTED IN ONLY ONE SHARHEOLDER - ITSELF

We urge you not to be misled by the Imation Group’s self-serving statements. Shareholders should be aware that:

•	Imation is an IT data storage and data security company with a market cap of approximately $60 million, whose stock price has fallen approximately 65% since the Clinton Group won a proxy fight there last year[3], and who had a net loss of $194 million in 2015.
•	Imation has no prior experience in our industry, and has never managed billions of dollars of investments, dealt with complex financial instruments or operated in a highly regulated environment.
•	Clinton Group is a New York City-based hedge fund. According to the public records of a pension fund investor, its Clinton Equity Activism fund delivered investment returns of negative 68% in 2015.[4] Clinton Group’s proxy contest nominees recently took control of the Imation Board and have since engaged in what we believe are questionable self-dealing transactions with Imation.
•	It appears that Clinton Group is now using Imation as its personal investment vehicle – including by having Imation invest $20 million of its cash into hedge funds managed by the Clinton Group and running multiple proxy contests at the expense of Imation’s shareholders – and may take similar actions at Arlington.

Four of the five Imation Group nominees are employed by or have significant ties to the Clinton Group, including regularly serving as Clinton Group director nominees in its serial proxy fights. Clinton Group and its nominees have a history of value destruction at companies that it controls, including Imation. We believe shareholders should be concerned that the Imation group’s nominees, if elected, would seek to advance Clinton Group’s self-serving agenda at the expense of all other shareholders – exactly as Clinton Group is doing at the expense of Imation shareholders.

We believe the risks posed to Arlington and its shareholders by the Imation Group and its nominees are substantial and urge shareholders not to risk the value of your investment. Please disregard any gold proxy card you may receive from the Imation Group.

PLEASE VOTE YOUR WHITE PROXY CARD TODAY – BY TELEPHONE, OVER THE INTERNET,

OR BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD IN THE

POSTAGE-PAID ENVELOPE PROVIDED

We are confident that we have the right Board, the right team and the right strategy to continue driving value for all shareholders. Your Board unanimously recommends shareholders protect their investment in Arlington by voting FOR all your Board of Directors’ experienced and highly qualified director nominees on the WHITE proxy card today.

You may receive an opposing proxy statement and proxy card and letters or other proxy solicitation materials from the Imation Group. We urge shareholders NOT to sign or return any proxy card or voting instruction form that you may receive from the Imation Group or any person other than Arlington, as only your latest dated proxy card will be counted at the Annual Meeting.

On behalf of your Board of Directors and management team, we thank you for your continued support.

Sincerely,

The Arlington Board of Directors

Eric F. Billings	J. Rock Tonkel, Jr.	Daniel J. Altobello	Daniel E. Berce

David W. Faeder	Peter A. Gallagher	Ralph S. Michael, III	Anthony P. Nader, III

Your Vote Is Important, No Matter How Many or How Few Shares You Own

If you have any questions or need assistance voting, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders may call toll free: 1-888-750-5834

Banks and Brokers may call collect: 212-750-5833

IMPORTANT

We urge you NOT to sign any proxy card sent to you by the Imation Group.

If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY—by telephone, via Internet, or by signing, dating and returning the WHITE proxy card in the postage paid envelope provided.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies in connection with the Company’s 2016 Annual Meeting of Shareholders. The Company has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company's shareholders. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise as of April 7, 2016, is set forth in the Company’s definitive proxy statement for its 2016 Annual Meeting of Shareholders, filed with the SEC on April 18, 2016. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 16, 2016. These documents are available free of charge at the SEC's website at www.sec.gov.

Shareholders will be able to obtain, free of charge, copies of these documents, including any proxy statement (and amendments or supplements thereto) and accompanying WHITE proxy card, and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://www.arlingtonasset.com/.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this communication that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and in our other filings with the SEC. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

[1]	Includes dividend declared on March 15, 2016 to shareholders of record as of March 31, 2016 that will be paid on April 29, 2016.
[2]	Includes vested restricted stock units and shares of restricted stock. Please refer to the Company’s definitive proxy statement for its 2016 Annual Meeting of Shareholders for detail on the stock ownership of the Company’s named executive officers and directors.
[3]	Clinton Group won a proxy fight at Imation Corp. on May 20, 2015.
[4]	Source: Minutes of a meeting of the City of New Haven Policemen & Firemen's Retirement Fund Board held on January 29, 2016.